Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of SL Green Realty Corp. for the registration of 3,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedules of SL Green Realty Corp., and the effectiveness of internal control over financial reporting of SL Green Realty Corp., our report dated February 16, 2010 with respect to the consolidated financial statements of Rock-Green, Inc., and our report dated February 2, 2011 with respect to the consolidated financial statements of 1515 Broadway Realty Corp., included in SL Green Realty Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

New York, New York	/s/ Ernst & Young LLP
February 28, 2012